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                                                                    EXHIBIT 99.6

                                                                  April 24, 2000

Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102-2992

To Pruco Life Insurance Company:

This opinion is furnished in connection with the registration by Pruco Life Insurance Company of variable life insurance contracts (the "Contracts") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 27 to Registration Statement No. 2-80513 on Form S-6 describes the Contracts. I have reviewed the Contract form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:


     (1) The illustrations of cash values and death benefits included in the section entitled "Illustrations of Cash Values, Death Benefits, and Accumulated Premiums," based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for male age 25 or male age 40, than to prospective purchasers of Contracts on males of other ages or on females.


I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,



 /s/
-------------------------------------------
Nancy D. Davis, FSA, MAAA
Vice President and Actuary
The Prudential Insurance Company of America


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